April 29, 2020

Mr. Randy Fields

Chairman and Chief Executive Officer Park City Group, Inc.
5282 South Commerce Drive Murray, UT 84107

Dear Randy:

My affiliation with you and the Park City Group reaches back eighteen years this month. As one of my longest client affiliations of my twenty-six-year consultancy, the journey has been most rewarding.

I am forever grateful for the special opportunity to learn from you and assisting the team navigate the supermarket sector for nearly two decades.

It was an honor to be nominated and elected to your Board a decade ago. The growth of the company and the expansion of products/services have been truly amazing .... from FMM to SQF to Repositrak to MarketPlace to FoodSourceUSA - each a significant contribution to the retail industry.

As I plan my next five years of industry engagement and personal commitments, I wish to share with you my decision not to stand for reelection. With an eye on the quarterly calendar and the unprecedented circumstance with COVID-19, I hereby submit my Board resignation effective June 30, 2020.

Please know my advocacy for the company will continue.

It has been a personal pleasure and professional privilege to be affiliated with you and Park City Group. Thank you for allowing me to take this incredible journey with you.

With sincere gratitude,
·
William S. Kies, Jr.

cc: Ed Clissold , General Counsel

1500 North Astor Street #8 Chicago, IL 60610-1640    312.622.0076     Fax 312.642.9734    bill@kiesconsulting.com   www.kiesconsulting.com